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                                                                      EXHIBIT 99

                     [LETTERHEAD OF EQUIFAX APPEARS HERE]

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                                                                 NEWS RELEASE

FOR IMMEDIATE RELEASE
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              EQUIFAX TO SPIN OFF INSURANCE INFORMATION SERVICES
                      TWO INDEPENDENT COMPANIES TO EMERGE

          ATLANTA, DEC. 9, 1996 -- Equifax Inc., which operates in both the financial and insurance service sectors, today announced its intention to split into two independent public companies. The split will be accomplished through a spinoff of the Insurance Information Services Group, giving Equifax stockholders direct share ownership of that Group.

          The move was approved by the Equifax Board of Directors today, subject, among other things, to receipt of a favorable IRS ruling on tax-free distributions of shares. The spinoff is designed as a tax-free dividend to Equifax shareholders.

          The split is being pursued because the corporation's two business groups have diverged in their products, customers and strategies. By setting up independent companies, the two will be better positioned to pursue new opportunities and able to respond that much more quickly and efficiently to changes in each of their marketplaces, without competing for corporate resources.

          "We start today with a 97-year-old company that's generating $1.7 billion in revenues and has posted 19 consecutive quarters of record earnings," said Daniel W. McGlaughlin, President and CEO. "So we clearly have not been under pressure to split up. Rather, what we do have here is a great opportunity, an opportunity to establish more focused, swifter companies ready for the 21st century. This change in structure is going to increase our competitiveness."
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EQUIFAX SPLIT 2-2-2

          Until the spinoff takes place, the management and structure of Equifax will remain unchanged. Once the spinoff is completed, McGlaughlin will become the vice chairman and CEO of Equifax, and Thomas F. Chapman, now executive vice president, will become the president and chief operating officer. Derek V. Smith, now executive vice president, will become the president and CEO of the new insurance information services company. C.B. "Jack" Rogers Jr., will continue to serve as chairman of the Equifax Board of Directors.

          Once finalized, current shares will reflect a new Equifax represented by the Financial Services Group, which already is a world leader in the fast growing financial information markets. This new Equifax will accelerate a stunning global expansion that has seen it launch operations in 14 countries in just the past six years. Today, with $1.2 billion in annual revenue and sales in 40 countries, the new Equifax is known for credit and commercial information, card processing, check authorization, analytics and consulting, econometric forecasting and financial software.

          The insurance spinoff, with $559 million in annual revenue and more than 4,500 employees, will continue to specialize in providing risk management information to all sectors of the insurance industry as well as such services as employment pre-screening, drug screening, laboratory testing, public records information and computer software systems.

          The plan to spin off the Insurance Information Services Group envisions a tax-free, pro rata distribution of stock as a dividend to Equifax shareholders. Final implementation will not occur before receipt of a favorable IRS ruling, among other things, but is projected to be completed in roughly six months. The new insurance information services company, which has yet to select its new name, will have its own Board of Directors and its stock will trade on a national exchange.

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